Exhibit 99.3

ITEM 1. FINANCIAL STATEMENTS

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
REVENUES:
Contract drilling	$111,803	$217,818	$423,906	$794,979
Revenues related to reimbursable expenses	5,431	9,979	18,590	36,988
Total revenues	117,234	227,797	442,496	831,967

COSTS AND EXPENSES:
Contract drilling	48,182	80,524	178,129	301,094
Reimbursable expenses	3,245	5,489	14,521	22,898
Depreciation	38,500	41,084	121,751	124,964
General and administrative	15,557	12,028	43,193	38,693
Asset impairment	211	(659)	59,173	64,773
Loss on sale of assets	379	—	261	77
Other, net	—	16	—	(1,044)
	106,074	138,482	417,028	551,455

OPERATING INCOME	11,160	89,315	25,468	280,512

OTHER (EXPENSE) INCOME:
Interest expense, net of capitalized interest	(13,636)	(19,674)	(43,464)	(50,533)
Interest income	708	9	975	19
Gains on extinguishment of debt	—	50,466	—	58,863
Other income	—	—	—	17,976
	(12,928)	30,801	(42,489)	26,325

(LOSS) INCOME BEFORE INCOME TAXES	(1,768)	120,116	(17,021)	306,837
PROVISION FOR INCOME TAXES	2,581	20,611	6,520	45,814
NET (LOSS) INCOME	$(4,349)	$99,505	$(23,541)	$261,023

(LOSS) EARNINGS PER COMMON SHARE (NOTE 3):
Basic	$(0.05)	$1.54	$(0.32)	$4.03
Diluted	$(0.05)	$1.53	$(0.32)	$4.02
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (NOTE 3):
Basic	80,542	64,795	74,515	64,750
Diluted	80,542	64,847	74,515	64,852

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
(In thousands)	2017	2016	2017	2016
Net (loss) income	$(4,349)	$99,505	$(23,541)	$261,023
Other comprehensive (loss) income:
Derivative financial instruments:
Unrealized holding (losses)/gains	(42)	(452)	960	(5,214)
Loss reclassified to net income	188	351	947	3,032
Total other comprehensive income (loss)	146	(101)	1,907	(2,182)

Comprehensive (loss) income	$(4,203)	$99,404	$(21,634)	$258,841

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	June 30, 2017	September 30, 2016
	(Unaudited)
ASSETS
Cash	$474,313	$145,427
Accounts receivable, net	78,140	113,091
Income tax receivable	2,769	6,095
Inventories of materials and supplies, net	102,444	109,925
Prepaid expenses, deferred costs and other current assets	13,617	18,504
Total current assets	671,283	393,042

Property and equipment, net	4,137,741	4,127,696

Other receivables	11,831	11,831
Deferred income taxes	165	165
Deferred costs and other assets	7,174	7,058
Total assets	$4,828,194	$4,539,792

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$35,822	$25,299
Accrued liabilities	11,034	7,868
Interest payable	13,571	7,096
Income tax payable	7,239	8,294
Deferred credits and other liabilities	8,663	799
Total current liabilities	76,329	49,356

Long-term debt	1,298,136	1,227,919
Deferred income taxes	1,815	1,202
Deferred credits	12,429	—
Other	39,663	30,929
Total long-term liabilities	1,352,043	1,260,050

Commitments and contingencies (Note 9)

Preferred stock, no par value, 1,000 shares authorized, none outstanding	—	—
Common stock, $1.00 par value, 180,000 shares authorized with 80,544 issued (Note 10) and outstanding as of June 30, 2017 and 180,000 shares authorized and 64,799 shares issued and outstanding as of September 30, 2016	80,544	64,799
Paid-in capital	413,831	237,542
Retained earnings	2,905,334	2,929,839
Accumulated other comprehensive loss	113	(1,794)
Total shareholders’ equity	3,399,822	3,230,386
Total liabilities and shareholders’ equity	$4,828,194	$4,539,792

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock		Paid-in	Retained	Accumulated Other Comprehensive	Total Stockholders’
(In thousands)	Shares	Amount	Capital	Earnings	Income (Loss)	Equity

September 30, 2016	64,799	$64,799	$237,542	$2,929,839	$(1,794)	$3,230,386

Net loss	—	—	—	(23,541)	—	(23,541)
Cumulative effect of accounting change (Note 1)	—	—	964	(964)	—	—
Other comprehensive income	—	—	—	—	1,907	1,907
Vesting of restricted stock and performance unit awards	220	220	(773)	—	—	(553)
Stock compensation expense	—	—	10,657	—	—	10,657
Common stock equity issuance	15,525	15,525	165,441	—	—	180,966
June 30, 2017	80,544	$80,544	$413,831	$2,905,334	$113	$3,399,822

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended June 30,
(In thousands)	2017	2016
Cash flows from operating activities:
Net (loss) income	$(23,541)	$261,023
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	121,751	124,964
Amortization	4,357	2,407
Provision for doubtful accounts	2,472	4,619
Deferred income tax benefit	86	(378)
Share-based compensation expense	10,657	8,224
Asset impairment	59,173	64,753
Loss (gain) on sale of assets	261	(71)
Gain on extinguishment of debt	—	(58,863)
Other, net	—	(1,137)
Changes in assets and liabilities:
Accounts receivable	32,479	121,964
Income tax receivable	3,326	511
Inventories of materials and supplies	(891)	12,988
Prepaid expenses, deferred costs and other current assets	6,324	19,377
Deferred costs and other assets	(6,440)	(1,019)
Accounts payable	911	(33,674)
Accrued liabilities	10,400	(3,274)
Income tax payable	(1,055)	(376)
Deferred credits and other liabilities	28,558	(6,623)
Net cash provided by operating activities	248,828	515,415

Cash flows from investing activities:
Capital expenditures	(173,246)	(198,248)
Proceeds from sale of assets	2,338	20,813
Net cash used in investing activities	(170,908)	(177,435)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	125,000	45,000
Principal payments on long-term debt	(55,000)	(290,110)
Dividends paid	—	(21,746)
Payments related to exercise of stock options	—	(930)
Proceeds from issuance of common stock	180,966	—
Windfall tax benefits from share-based payment arrangements	—	14,797
Net cash provided by (used in) financing activities	250,966	(252,989)
Net increase in cash and cash equivalents	328,886	84,991
Cash and cash equivalents, at beginning of period	145,427	113,983
Cash and cash equivalents, at end of period	$474,313	$198,974

Non-cash activities:
Increase in accounts payable related to capital expenditures	$9,612	$7,902

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ATWOOD OCEANICS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—UNAUDITED INTERIM INFORMATION

The accompanying unaudited condensed consolidated financial statements of Atwood Oceanics, Inc. and its subsidiaries as of June 30, 2017 and for the three and nine months ended June 30, 2017 and 2016, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Unless otherwise indicated, references to “we”, “us”, “our” and the “Company” refer collectively to Atwood Oceanics, Inc. and subsidiaries. The year-end Consolidated Balance Sheet data was derived from the audited financial statements as of September 30, 2016. Although these financial statements and related information have been prepared without audit and certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.”) have been condensed or omitted, we believe that the note disclosures are adequate to make the information not misleading. The interim financial results may not be indicative of results that could be expected for a full fiscal year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended September 30, 2016. In our opinion, the unaudited interim financial statements reflect all adjustments considered necessary for a fair statement of our financial position, results of operations, changes in shareholders’ equity, and cash flows for the periods presented.

Recently adopted accounting pronouncements

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The ASU is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented in the statement of cash flows. The new guidance clarifies the classification of cash activity related to: (1) debt prepayment or debt extinguishment costs, (2) settlement of zero-coupon debt instruments, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate and bank-owned life insurance policies, (6) distributions received from equity-method investments, and (7) beneficial interests in securitization transactions. This update is effective for annual and interim periods beginning after December 15, 2017. Effective October 1, 2016, we elected to early adopt ASU 2016-15. The adoption of ASU 2016-15 did not have an impact on our Unaudited Condensed Consolidated Statements of Cash Flows.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, as part of its simplification initiative. The ASU simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, classification of excess tax benefits on the statements of cash flows, forfeitures, statutory tax withholding requirements, classification of awards as either equity or liabilities, and classification of employee taxes paid on the statements of cash flows when an employer withholds shares for tax-withholding purposes. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The standard contains various amendments, each requiring a specific method of adoption, and designates whether each amendment should be adopted using a retrospective, modified retrospective, or prospective transition method. Effective October 1, 2016, we elected to early adopt the ASU. The amendments within the ASU relate to the timing of when excess tax benefits are recognized and the accounting for forfeitures. We adopted this ASU using a modified retrospective method. In accordance with this method, we have recorded a cumulative-effect adjustment in our Unaudited Condensed Consolidated Balance Sheet as of October 1, 2016, relating to the timing of recognition of excess tax benefits, of $6.6 million to the beginning Retained earnings that was offset by an equal increase to Deferred tax assets valuation allowance of the same amount resulting in no impact on Retained earnings. We also recorded a cumulative-effect adjustment in our Unaudited Condensed Consolidated Balance Sheet as of October 1, 2016, to reflect actual forfeitures versus the previously-estimated forfeiture rate, of $1.0 million reduction to the Retained earnings with an offset to Paid-in capital. The amendments within the ASU related to the recognition of excess tax benefits and tax shortfalls in the income statement and presentation of excess tax benefits on the statements of cash flows were adopted prospectively, with no impact to prior periods.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Amendments for the Balance Sheet Classification of Deferred Income Taxes. The amended guidance requires the classification of all deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. Deferred tax assets and liabilities will continue to be offset and presented as a single amount under the amended guidance. The effective date for public business entities is for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Effective October 1, 2016, we elected to early adopt the ASU on a prospective basis. The adoption of the ASU did not have a material impact on our Condensed Consolidated Balance Sheet.

Recently issued accounting pronouncements

In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. The amendments in this ASU provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The new guidance clarifies that no new measurement date will be required if there is no change to the fair value, vesting conditions, and classification. This update is effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The ASU eliminates the exception to defer the tax effect for all intra-entity sales of assets other than inventory until the transferred asset is sold to a third party or otherwise recovered through use. As a result, a reporting entity would recognize the tax expense from the sale of the asset in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer. This update is effective for annual and interim periods beginning after December 15, 2017. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The new model will apply to: (1) loans, accounts receivable, trade receivables, and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income/(loss), and (4) beneficial interests in securitized financial assets. This update is effective for annual and interim periods beginning after December 15, 2019. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842): Amendments to the FASB Accounting Standards Codification. The amendments require an entity to recognize lease assets and lease liabilities on the balance sheet and to disclose key qualitative and quantitative information about the entity’s leasing arrangements. This update is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. A modified retrospective approach is required. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new guidance requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Disclosures are required when conditions give rise to substantial doubt. Substantial doubt is deemed to exist when it is probable that the company will be unable to meet its obligations within one year from the financial statement issuance date. The new guidance is effective for the annual period ending after December 15, 2016, and all annual and interim periods thereafter. We are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenues from Contracts with Customers (Topic 606): A new guidance intended to change the criteria for recognition of revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to clients in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. We have not yet adopted nor selected a transition method and are currently evaluating what impact the adoption of this guidance will have on our financial statements or disclosures in our financial statements.

NOTE 2—ACCOUNTS RECEIVABLE AND LONG TERM CONTRACTS

Accounts Receivable

We record accounts receivable at the amount we invoice our clients. Our clients are major international corporate entities and government organizations with stable payment experience. Historically, our uncollectible accounts receivable have been immaterial, and typically, we do not require collateral for our receivables. We provide an allowance for uncollectible accounts, as necessary, on a specific identification basis. Our allowance for doubtful accounts as of June 30, 2017 and September 30, 2016 was $2.4 million and $1.2 million, respectively. Our provision for doubtful accounts for the three and nine months ended June 30, 2017 was $0.1 million and $2.5 million, and for the three and nine months ended June 30, 2016 was $3.4 million and $4.6 million, respectively. The provision for doubtful accounts is reported as a component of Contract drilling costs in our Unaudited Condensed Consolidated Statements of Operations.

Long Term Contracts

In January 2017, the client for the Atwood Achiever exercised its option provided as part of the “blend and extend” agreement we entered into in October 2015 to revert the contract to the original operating day rate and original end date. Exercise of this option resulted in a one-time payment to us of $48.1 million that includes the difference in day rates, taxes, and administrative fees covering the time periods for which the reduced day rate was applicable for previously provided drilling services, and is reported as a component of Contract drilling revenue in our Unaudited Condensed Consolidated Statements of Operations for the nine months ended June 30, 2017. Effective February 1, 2017 and continuing until the contract end date of approximately November 12, 2017, the operating day rate is $595,000.

NOTE 3—EARNINGS (LOSS) PER COMMON SHARE

The computation of basic and diluted earnings (loss) per share for the three and nine months ended June 30, 2017 and 2016 is as follows:

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	Net (Loss) Income	Shares	Per Share Amount	Net (Loss) Income	Shares	Per Share Amount
June 30, 2017
Basic (loss) earnings per share	$(4,349)	80,542	$(0.05)	$(23,541)	74,515	$(0.32)
Effect of dilutive securities:
Restricted stock and performance units	—	—	—	—	—	—
Diluted (loss) earnings per share	$(4,349)	80,542	$(0.05)	$(23,541)	74,515	$(0.32)
June 30, 2016
Basic earnings per share	$99,505	64,795	1.54	261,023	64,750	$4.03
Effect of dilutive securities:
Restricted stock and performance units	—	52	(0.01)	—	102	(0.01)
Diluted earnings per share	$99,505	64,847	$1.53	$261,023	64,852	$4.02

Potential dilutive common shares outstanding for stock-based awards totaling 716 thousand and 481 thousand Shares were considered in the calculation of diluted weighted-average shares for the three and nine months ended June 30, 2017, respectively; however, due to our net loss position, those shares have not been reflected above because they would be anti-dilutive.

For the purpose of calculating diluted earnings per share for the three and nine months ended June 30, 2017, there were approximately 2,811,956 and 3,046,982 anti-dilutive securities, respectively, and for the three and nine months ended June 30, 2016, there were approximately 2,377,436 and 2,070,774 anti-dilutive securities, respectively.

NOTE 4—PROPERTY AND EQUIPMENT

A summary of property and equipment by classification is as follows:

(In thousands)	June 30, 2017	September 30, 2016
Drilling vessels and equipment	$3,775,450	$3,898,686
Construction work in progress	1,010,092	857,572
Drill pipe	51,334	52,543
Office equipment and other	39,173	39,213
Total cost	4,876,049	4,848,014
Less: Accumulated depreciation	(738,308)	(720,318)
Property and equipment, net	$4,137,741	$4,127,696

Impairments

In February 2017, we agreed with Woodside Energy Ltd (“Woodside”) to (i) substitute the Atwood Condor for the Atwood Osprey, offshore Australia, for approximately 550 days starting, at the latest, March 2018 and (ii) utilize the Atwood Osprey for an additional exploration well with an estimated duration of approximately 100 days. As a result, the Atwood Condor was joining the Atwood Osprey and the Atwood Eagle as one of our three rigs available to provide drilling services to clients in the Australian/Southeast Asian markets. Due to the age, specifications and marketability of the Atwood Eagle relative to the Atwood Condor and Atwood Osprey, the Atwood Eagle was positioned behind each of those two rigs to bid for contracting opportunities in the Australian/Southeast Asian markets at such time. Based on the foregoing and our ongoing review of market conditions in the region, we determined that the Atwood Eagle was less likely to obtain future drilling contracts that would provide sufficient financial returns to justify keeping the drilling rig in a marketable condition within our existing fleet. Based on our analysis, we concluded that the Atwood Eagle and its materials and supplies were impaired as of March 31, 2017, and we wrote them down to their approximate salvage value. We recorded a non-cash impairment charge of approximately $59.2 million ($57.8 million, net of tax, or $0.72 per diluted share), which is included in Asset Impairment on the Unaudited Condensed Consolidated Statement of Operations for the nine months ended June 30, 2017. This impairment charge included a write-down of property and equipment and deferred costs of $49.6 million, a write-down of our inventory of materials and supplies that was specific to the Atwood Eagle of $8.4 million, and accrued estimated transaction costs of $1.0 million. On May 5, 2017, we executed a sale and recycling agreement with respect to the Atwood Eagle, pursuant to which the vessel, together with associated equipment and machinery will be sold to a third party to be demolished and recycled. We expect that the sale of the rig will be finalized in September 2017.

The Atwood Falcon completed the contract under which it was working in early March 2016. Based on the lack of contracting opportunities and the further deterioration of commodity prices, we determined that it was not likely that additional work would be obtained in the foreseeable future. Based on our analysis, we concluded that the Atwood Falcon and its materials and supplies were impaired as of December 31, 2015, and we wrote them down to their approximate salvage value. We recorded a non-cash impairment charge of approximately $64.7 million ($64.7 million net of tax, or $1.00 per diluted share), which is included in Asset Impairment on the Unaudited Condensed Consolidated Statement of Operations for the nine months ended June 30, 2016. This impairment charge includes a write-down of property and equipment of $53.0 million and a write-down of our inventory of materials and supplies specific to the Atwood Falcon of $11.7 million. In April 2016, we completed the sale of the Atwood Falcon.

As of June 30, 2017, we had expended approximately $980 million towards our two ultra-deepwater drillships under construction at the Daewoo Shipbuilding and Marine Engineering Co. (“DSME”) shipyard in South Korea. Remaining expected capital expenditure for these two drillships under construction, including costs associated with the second Blowout Preventer stack (“BOP”), totaled approximately $324 million at June 30, 2017. On December 5, 2016, we entered into supplemental agreements (collectively, “Supplemental Agreement No. 5”) to the construction contracts with DSME which delay our requirements to take delivery of our two newbuild ultra-deepwater drillships, the Atwood Admiral and the Atwood Archer, by two years to September 30, 2019 and June 30, 2020, respectively. Supplemental Agreement No. 5 amends all material terms of the previous supplemental agreements. In consideration of Supplemental Agreement No. 5, we made a payment of $125 million for the Atwood Archer on December 13, 2016 and will make an additional interim payment of $15 million on the earlier of June 30, 2018 or the delivery date. With respect to the Atwood Admiral, we will make a payment of $10 million on the earlier of September 30, 2017 or the delivery date. Remaining milestone payments, $83.9 million for the Atwood Admiral and $165 million for the Atwood Archer, have been extended until December 30, 2022 through our ability to choose to finance such amounts in the form of promissory notes to be entered into on the delivery dates for each vessel bearing interest at a rate of 5% per annum and to be secured by a mortgage on the respective drillship. We have the option to take earlier delivery of each vessel, upon 45 days’ notice.

Other Income

During the nine months ended June 30, 2016, we recognized approximately $18.0 million ($18.0 million, net of tax, or $0.28 per diluted share) of expected insurance recoveries related to cyclone damage to the Atwood Osprey. This amount is included in Other income on the Unaudited Condensed Consolidated Statement of Operations and was subsequently collected.

Construction Projects

During the three months ended June 30, 2017, Hydril USA Distribution, LLC (“GE”) completed the manufacturing and delivery of the second BOP and an Auxiliary Stack Test System (“ASTS”) for the Atwood Condor. Total consideration for this agreement is approximately $19 million with 20% paid upon placement of the purchase order which occurred in the three months ended June 30, 2016 and the remaining 80% was accrued in Accounts payable as of June 30, 2017 on the Unaudited Condensed Consolidated Balance Sheet.

The capital spare parts we provided to GE to be used in the manufacturing process were replenished by GE with similar capital spares with delivery of the BOP.

NOTE 5—DEBT

A summary of long-term debt is as follows:

(In thousands)	June 30, 2017	September 30, 2016
6.5% Senior Notes due 2020 (“Senior Notes”) aggregate principal amount	$448,650	$448,650
Senior Notes unamortized premium	2,568	3,245
Senior Notes unamortized debt issuance costs	(3,082)	(3,976)
Total Senior Notes	448,136	447,919
Revolving Credit Facility (“Credit Facility”)	850,000	780,000
Total long-term debt	$1,298,136	$1,227,919

Revolving Credit Facility

As of June 30, 2017, our Credit Facility had $1.395 billion of total commitments and $850 million of outstanding borrowings. As of June 30, 2017, we had approximately $518 million available for borrowings without violating financial covenants. Approximately $275 million of the commitments under the Credit Facility mature in May 2018 with the remaining $1.12 billion of the commitments maturing in May 2019. We were in compliance with all financial covenants under the Credit Facility as of June 30, 2017 and September 30, 2016, and we anticipate that we will continue to be in compliance for at least twelve months subsequent to the date our financial statements are issued.

The weighted-average effective interest rate on our long-term debt was approximately 5.1% per annum as of June 30, 2017. The effective rate was determined after giving consideration to the effect of our interest rate swaps accounted for as hedges and the amortization of our debt issuance costs and debt premiums. Interest capitalized for the three and nine months ended June 30, 2017 was approximately $6.8 million and $18.8 million, respectively. Interest capitalized for the three and nine months ended June 30, 2016 was approximately $4.2 million and $12.8 million, respectively.

NOTE 6—FAIR VALUE OF FINANCIAL INSTRUMENTS

We have certain assets and liabilities that are required to be measured and disclosed at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The fair value hierarchy prioritizes inputs to valuation techniques used to measure fair value into three levels. Priority is given to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values, stated below, takes into account the market for our financial assets and liabilities, the associated credit risk and other considerations.

We have classified and disclosed fair value measurements using the following levels of the fair value hierarchy:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Measurement based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

Fair value of Certain Assets and Liabilities

The fair value of cash, accounts receivable and accounts payable approximate fair value because of their short term maturities.

Fair Value of Financial Instruments

Independent third party services are used to determine the fair value of our financial instruments using quoted market prices and observable inputs. When independent third party services are used, we obtain an understanding of how the fair values are derived and selectively corroborate fair values by reviewing other readily available market based sources of information.

Long-term Debt— Our long-term debt consists of both our Senior Notes and our Credit Facility.

Senior Notes - The carrying value of our Senior Notes, net of unamortized premium, is $451.2 million ($448.7 million principal amount) while the fair value of our Senior Notes was $439.3 million at June 30, 2017. The fair value is determined by a market approach using quoted period-end bond prices. We have classified this as a Level 2 fair value measurement as valuation inputs for fair value measurements are quoted market prices at June 30, 2017 that can only be obtained from independent third party sources. The fair value amount has been calculated using these quoted prices. However, no assurance can be given that the fair value would be the amount realized in an active market exchange.

Credit Facility - Our Credit Facility is variable-rate and the carrying amounts of our variable-rate debt approximates fair value because such debt bears short-term, market-based interest rates. We have classified the fair value measurement of this instrument as Level 2 as valuation inputs for purposes of determining our fair value disclosure are readily available published Eurodollar rates.

Derivative financial instruments— Our derivative financial instruments consist of our interest rate swaps. We record our derivative contracts at fair value on our Unaudited Condensed Consolidated Balance Sheet. The fair values of our interest rate swaps are based upon valuations calculated by an independent third party. The derivatives were valued according to the “Market approach” where possible, and the “Income approach” otherwise. A third party independently valued each instrument using forward price data obtained from reputable data providers (e.g., Bloomberg and Reuters) and reviewed market activity and similarity of pricing terms to determine appropriate reliability level assertions for each instrument. The contribution of the credit valuation adjustment to total fair value is less than 1% for all derivatives and is therefore not significant. Based on valuation inputs for fair value measurement and independent review performed by third party consultants, we have classified our derivative contracts as Level 2 as they were valued based upon observable inputs from dealer markets.

The following table sets forth the estimated fair value of our derivative financial instruments, for which we elected hedge accounting, as of June 30, 2017 and September 30, 2016, by location and hedge type, which are measured and recorded at fair value on a recurring basis:

(In thousands)	Balance Sheet Classification	June 30, 2017	September 30, 2016
Derivative assets designated as cash flow hedging instruments:
Short-term interest rate swaps asset	Prepaid expenses, deferred costs and other current assets	$113	$—
Derivative liabilities designated as cash flow hedging instruments:
Short-term interest rate swaps	Accrued liabilities	—	(1,312)
Long-term interest rate swaps	Other long-term liabilities	—	(482)
Total derivative contracts, net		$113	$(1,794)

NOTE 7—SHARE-BASED COMPENSATION

A summary of our share-based compensation expense recognized during the nine months ended June 30, 2017 and 2016 and unrecognized compensation cost and remaining weighted-average service period as of June 30, 2017 and 2016 is as follows:

	Nine Months Ended June 30,
(In thousands, except average service periods)	2017	2016
Share-based compensation recognized	$10,657	$8,224
Unrecognized compensation cost, net of estimated forfeitures	18,298	18,085
Remaining weighted-average service period (years)	1.7	1.9

Restricted Stock Units

During the nine months ended June 30, 2017, we granted to certain employees and our non-employee directors, restricted stock units that are subject to vesting conditions. The grant date fair value of these awards was based on the fair value of our common stock on the date of grant. A summary of our restricted stock activity for the nine months ended June 30, 2017 is as follows:

	Number of Shares (000s)	Weighted Average Fair Value
Unvested as of October 1, 2016	1,515	$21.96
Granted	1,126	7.92
Vested	(232)	38.01
Forfeited	(97)	16.32
Unvested as of June 30, 2017	2,312	13.74

Performance Units

During the nine months ended June 30, 2017, we granted to certain employees share-based awards that are subject to market-based performance conditions (“Performance Units”). The grant date fair value of these Performance Units was determined through use of the Monte Carlo simulation method. A summary of Performance Units stock activity for the nine months ended June 30, 2017 is as follows:

	Number of Shares (000s)	Weighted Average Fair Value
Unvested as of October 1, 2016	426	$26.69
Granted	360	8.50
Vested	(47)	53.55
Forfeited	(61)	24.87
Unvested as of June 30, 2017	678	15.31

Stock Options

A summary of stock option activity for the nine months ended June 30, 2017 is as follows:

	Number of Options (000s)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (000s)
Outstanding as of October 1, 2016	617	$35.47	3.4	$(16,533)
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	(68)	27.18	—	(1,297)
Outstanding as of June 30, 2017	549	36.50	3.0	(15,570)
Exercisable as of June 30, 2017	549	36.50	3.0	(15,570)

NOTE 8— INCOME TAXES

We have historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to “ordinary” income or loss (pretax income or loss excluding unusual or infrequently occurring discrete items) for the reporting period. Beginning with this reporting year, we switched to a discrete effective tax rate method to calculate taxes. We determined that since small changes in estimated “ordinary” income would result in significant changes in the estimated annual effective tax rate that the historical annualized method would not provide a reliable estimate of our effective tax rate. We anticipate that we will utilize the discrete effective tax rate method to calculate taxes for the remainder of the fiscal year.

Our estimated consolidated effective income tax rate for the three and nine months ended June 30, 2017 was approximately (146)% and (38)%, respectively, as compared to 17% and 15% for the three and nine months ended June 30, 2016, respectively.  The effective tax rate for the three and nine months ended June 30, 2017 was negative as compared to three and nine months ended June 30, 2016, as a result of losses incurred in jurisdictions for which there was no corresponding tax benefit.  This included the second quarter non-cash impairment charge against the Atwood Eagle as the charge did not result in a corresponding reduction to our provision for income tax.

Our effective tax rate was lower than the U.S. statutory rate primarily due to to working in certain lower tax rate jurisdictions outside the United States. We record estimated accrued interest and penalties related to uncertain tax positions as income tax expense. As of June 30, 2017, we had approximately $16.8 million of reserves for uncertain tax positions, including estimated accrued interest and penalties of $4.0 million, which are included in Other long-term liabilities in the Unaudited Condensed Consolidated Balance Sheet. None of our reserves for uncertain tax positions relate to timing differences. All of the net uncertain tax liabilities would affect the effective tax rate if realized.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Litigation

We are party to a number of lawsuits which are ordinary, routine litigation incidental to our business, the outcome of which is not expected to have, either individually or in the aggregate, a material adverse effect on our consolidated financial position, results of operations or cash flows.

The Company is currently involved in litigation relating to the Merger (See Note 11 to the Unaudited Condensed Consolidated Financial Statements). See Part II Item 1. Legal Proceedings for more information on legal matters.

NOTE 10—SHAREHOLDERS’ EQUITY

Equity Offering

On January 13, 2017, we issued, in a public offering, 15,525,000 shares of common stock. The net proceeds from the offering, before deducting estimated offering expenses, were approximately $181 million. The net proceeds are currently held as cash and are expected to be used for general corporate purposes, which may include the repayment of borrowings under the Credit Facility, the funding of future purchases or redemption of our Senior Notes, working capital and capital expenditures, and otherwise to enhance our liquidity.

NOTE 11—MERGER AGREEMENT WITH ENSCO PLC

On May 29, 2017 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ensco plc (“Ensco”) and Echo Merger Sub LLC, a wholly owned subsidiary of Ensco (“Merger Sub”), pursuant to which Ensco will acquire the Company in an all-stock transaction.

The Merger Agreement provides that Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company and a wholly owned subsidiary of Ensco. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company common stock, par value $1.00 per share (the “Company Common Stock”) (other than shares of Company Common Stock held by Ensco, Merger Sub or the Company), will be converted into the right to receive 1.60 validly issued, fully paid and nonassessable Class A ordinary shares of Ensco, nominal value $0.10 (the “Ensco Shares”).

The board of directors of the Company has unanimously approved and adopted the Merger Agreement and has agreed, subject to certain exceptions set forth in the Merger Agreement, to recommend that the Company’s shareholders approve the Merger. Each of the Company and Ensco has also agreed not to directly or indirectly solicit competing acquisition proposals or, subject to certain exceptions with respect to unsolicited proposals that may be deemed to be “superior proposals,” to enter into discussions concerning, or provide confidential information in connection with, any alternative business combinations. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain circumstances, the Company or Ensco may be required to reimburse the other party for its expenses in an amount up to $10 million. Further, the Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, Ensco may be required to pay the Company a reverse termination fee in an amount equal to $50 million (less any expenses reimbursed by Ensco), and the Company may be required to pay Ensco a termination fee in an amount equal to $30 million (less any expenses reimbursed by the Company).

The Merger Agreement contains customary representations, warranties and covenants by the Company, Merger Sub and Ensco. The Merger Agreement also contains customary pre-closing covenants, including the obligation of the Company and Ensco to conduct their respective businesses in the ordinary course of business and to refrain from taking specified actions without the consent of the other party.

Completion of the Merger is subject to certain customary conditions, including approval of the allotment and issuance of Ensco Shares by Ensco’s shareholders, approval of the Merger by both the Company’s and Ensco’s shareholders, and receipt of required regulatory approvals. The Merger is expected to close in the calendar third quarter of 2017.

The Company is currently involved in litigation relating to the Merger. See Part II Item 1. Legal Proceedings for more information on legal matters.